Exhibit 10.1

MILLER INDUSTRIES, INC. 2016 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

EMPLOYEE NAME

Number of Shares Subject to Award: ______

Date of Grant: __________

Pursuant to the Miller Industries, Inc. 2016 Stock Incentive Plan (the “Plan”), Miller Industries, Inc., a Delaware corporation (the “Company”), has granted the above-named participant (“Participant”) Restricted Stock Units (the “Award”) entitling Participant to receive such number of shares of Company common stock (the “Shares”) as is set forth above on the terms and conditions set forth in this agreement (this “Agreement”) and the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.

1.Grant Date.  The Award is granted to Participant on the Date of Grant (the “Grant Date”) set forth above.

2.Vesting.  Except as provided in Sections 3 or 4 below, the Restricted Stock Units and the right to the Shares shall vest with respect to the percentage or number of Shares subject to the Award shown in the table below on the date or dates shown below (each such date a “Vesting Date” and the final or only Vesting Date, the “Final Vesting Date”) if Participant remains employed until such Vesting Date.  After each Vesting Date, the Shares will be settled and transferred in accordance with Section 6. Prior to an applicable Vesting Date, the Restricted Stock Units subject to the Award shall be nontransferable and, except as provided in Sections 3 and 4 below, the unvested Shares shall be immediately forfeited upon Participant’s termination of employment with (including Participant’s resignation from) the Company.

Vesting Date	Percentage of Shares Vesting on Vesting Date
1st anniversary of Grant Date (the “Initial Vesting Date”)	20%
2nd anniversary of Grant Date	20%
3rd anniversary of Grant Date	20%
4th anniversary of Grant Date	20%
5th anniversary of Grant Date	20%

Prior to an applicable Vesting Date, the Award shall not be earned by Participant’s performance of services and there shall be no such vesting of the Award.  Participant acknowledges that the opportunity to receive the Shares represents valuable consideration, regardless of whether the Shares vest.

3.Termination of Employment Events.

(a)General.  Except as provided in (b) or (c) below or in Section 4 below, Participant’s unvested Shares subject to the Award shall be forfeited upon Participant’s termination of employment.

(b)Death.  If Participant’s termination of employment results from Participant’s death prior to the Final Vesting Date, then all unvested Shares subject to the Award shall immediately become vested and nonforfeitable and subject to settlement and transfer under Section 7 as of the date of Participant’s death.

(c)Termination for Cause.  If Participant’s employment with the Company is terminated for Cause, all unvested Shares subject to the Award shall be forfeited, and the Committee may, notwithstanding any other provision in this Agreement to the contrary, require Participant to pay to the Company any Shares received or gain realized by Participant from the Shares subject to the Award during the period beginning six months prior to the date on which Participant engaged or began engaging in conduct that led to his or her termination for Cause.

4.Change in Control.  Upon a Change in Control, this Award may be assumed by a successor or otherwise continued or replaced in the transaction.  If this Award is not assumed or replaced, unvested Shares subject to the Award shall be forfeited upon the closing of the Change in Control transaction unless the Board takes action to vest them.  Vested Shares subject to the Award shall be payable in accordance with Section 6.

5.Clawback Policy.  This Award shall be subject to the terms and conditions of any policy of recoupment or recovery of compensation adopted by the Company from time to time (as such policy may be amended), and is further subject to the requirements of any applicable law with respect to the recoupment, recovery or forfeiture of incentive compensation.  Participant hereby agrees to be bound by the requirements of this Section 5.  The recoupment or recovery of such incentive compensation may be made by the Company or the Subsidiary that employed Participant.

6.Payment Dates; Transfer of Vested Shares.  Stock certificates (or appropriate evidence of ownership) representing the vested Shares, if any, will be delivered to Participant on or as soon as practicable after (but no later than 30 days after) the following payment dates, to the extent any Shares have vested as of such date pursuant to Sections 2, 3 or 4 above: (a) each Vesting Date, (b) Participant’s death, (c) Participant’s termination of employment with the Company (including resignation by the Participant), or (d) the date of a Section 409A Change in Control; subject, in each case, if applicable, to Section 19.  For the avoidance of doubt, only vested Shares are payable on each of the above payment dates; if, for example, no Shares are vested under Section 4 above on the date of a Section 409A Change in Control, then no Shares are payable on such payment date.

7.Non-Transferability of Award.  Until the Shares have been issued under this Award, the Shares issuable hereunder and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan).  Any attempt to do so contrary to the provisions hereof shall be null and void.

8.Conditions to Issuance of Shares.  The Shares deliverable to Participant hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company.  The Company shall not be required to issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable.

9.No Rights as Shareholder.  Except as provided in Section 12, Participant shall not have voting, dividend or any other rights as a shareholder of the Company with respect to the Shares that have not been delivered.  Upon settlement of the Award into Shares, Participant will obtain full voting and other rights as a shareholder of the Company with respect to such Shares.

10.Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Participant, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

11.Fractional Shares.  Fractional shares will not be issued, and when any provision of this Agreement otherwise would entitle Participant to receive a fractional share, that fraction will be disregarded.

12.Adjustments in Capital Structure.  In the event of a change in corporate capitalization as described in Section 18 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Award.  The Committee’s adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement.

13.Taxes.  Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other required tax-related withholding (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Participant’s responsibility and that the Company: makes no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant or vesting of the Shares subject to this Award or the subsequent sale of Shares acquired pursuant to such vesting.  Unless the Participant makes adequate alternative arrangements satisfactory to the Company (such as delivery of a check or authorizing withholding from other compensation), the Company will satisfy the required withholding by withholding Shares with a value equal to the Tax-Related Items, provided that the amount to be withheld may not exceed the federal, state, local and foreign tax withholding obligations associated with the Award to the extent needed for the Company to treat the Award as an equity award for accounting purposes and to comply with applicable tax withholding rules.  Participant shall pay the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

14.Participant Acknowledgments and Agreements.  By accepting the grant of this Award, Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (b) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares, or benefits in lieu of Shares, even if Shares have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company and the Committee; (d) Participant’s participation in the Plan shall not create a right of future employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (e) Participant is participating voluntarily in the Plan; (f) this Award is not part of Participant’s normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event Participant is not an employee of the Company, this Award will not be interpreted to form an employment contract or relationship with the Company; (h) the value of the Shares may increase or decrease in value and the future value of the underlying Shares cannot be predicted; and (i) in consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of this Award or diminution in value of Shares subject to the Award resulting from termination of Participant’s employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim.

15.Participant Bound by Plan.  Participant acknowledges receiving, or being provided with access to, a copy of the Plan, and agrees to be bound by all the terms and conditions of the Plan.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.  If provisions of the Plan and this Agreement conflict, the Plan provisions will govern.

16.Successors.  Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, distributees and personal representatives of Participant and the successors of the Company.

17.Governing Law.  This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Tennessee, without regard to conflict of law provisions.

18.Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.Section 409A.

(a)General.  This Agreement and the payment of Shares subject to this Agreement are intended to be exempt from Section 409A as short-term deferrals, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  To the extent that the requirements of Section 409A are applicable to this Award, it is the intention of both the Company and Participant that the benefits and rights to which Participant could be entitled pursuant to this Agreement comply with or be exempt from Section 409A. This Agreement may be amended in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A.

(b)No Representations as to Section 409A Compliance.  Notwithstanding the foregoing, the Company makes no representation to Participant that the Award and any Shares issued pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Participant or any beneficiary for any tax, additional tax, interest or penalties that Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(c)Six Month Delay for Specified Participants.

(i)To the extent applicable, if Participant is a “Specified Employee” (as defined below), then no payment or benefit that is payable on account of Participant’s “separation from service” (as determined by the Company in accordance with Section 409A) shall be made before the date that is six months and one day after Participant’s “separation from service” (or, if earlier, the date of Participant’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii) For purposes of this provision, the determination of whether Participant is a “Specified Employee” at the time of his or her separation from service from the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, applying the 20 percent common ownership standard) shall be made in accordance with the rules under Section 409A.

(d)No Acceleration of Payments.  Neither the Company nor Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.  Each payment under this Agreement shall be deemed a separate payment for purposes of Section 409A.

(e)Termination of Employment.  Any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by Participant’s termination of employment other than on account of death shall be deemed to provide for payment that is triggered only by Participant’s “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h).

20. 30 Days to Accept Agreement.  Participant shall have 30 days to accept this Agreement.  Participant’s Award will be forfeited if this Agreement is not accepted by Participant within 30 days of receipt of email notification from the Company including a link to Agreement.

PARTICIPANT	MILLER INDUSTRIES, INC.

By:
(Signature)		Name:
Title:

(Printed Name)